EXHIBIT 14


                            UIL HOLDINGS CORPORATION
              CODE OF ETHICS FOR THE CHIEF EXECUTIVE OFFICER, PRESIDENTS,
                          AND SENIOR FINANCIAL OFFICERS


PREFACE

The Chief Executive Officer (CEO), the Presidents, and the Senior Financial Officers,* hold key roles in corporate governance at UIL Holdings Corporation's
(UIL) and its subsidiaries. As part of the Corporate Leadership Team, they are vested with both the responsibility and authority to protect, balance, and preserve the interests of all of UIL stakeholders, including shareholders, clients, employees, suppliers, and citizens of the communities in which business is conducted. The CEO and the Presidents set the tone, and the Senior Financial Officers fulfill this responsibility by prescribing and enforcing the policies and procedures employed in the operation of the UIL's financial organization, and by demonstrating the following:

I.   HONEST AND ETHICAL CONDUCT

     The CEO, the Presidents, and the Senior Financial Officers exhibit and promote the highest standards of honest and ethical conduct through the establishment and operation of policies and procedures that:

     o Encourage and reward professional integrity in all aspects of the financial organization, by eliminating inhibitions and barriers to responsible behavior, such as coercion, fear of reprisal, or alienation from the financial organization or UIL itself.

     o Prohibit and eliminate the appearance or occurrence of conflicts between what is in the best interest of UIL and what could result in material personal gain for a member of the organization, including the CEO, the Presidents, or the Senior Financial Officers.

     o Provide a mechanism for members of the financial organization to inform senior management of deviations in practice from policies and procedures governing honest and ethical behavior.


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*The term "Senior Financial Officers" includes:
o UIL: CFO; Treasurer; Controller; Vice President Investor Relations, Corporate Secretary, and Chief Compliance Officer; Directors of Corporate Planning, Audit Services, and Corporate Tax
o The United Illuminating Company: CFO; Process Leaders of Compliance, Planning, and Supply Chain; and the Electric Systems Business Manager
o American Payment Services: CFO, Controller, CellCards of Illinois Controller, Director of Planning and Analysis, and employees in the Banking organization at the Director level and above
o Xcelecom: CFO, Controller, and employees at the operating entities performing the duties of Controller
o    United Capital Investments/United Bridgeport Energy: Manager, Capital
     Projects

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     o   Demonstrate their personal support for such policies and procedures through periodic communication reinforcing these ethical standards throughout the financial organization.

II.  FINANCIAL RECORDS AND PERIODIC REPORTS

     The CEO and the Presidents set the tone, and the Senior Financial Officers establish and manage UIL's transaction and reporting systems and procedures to ensure that:

     o Business transactions are properly authorized and completely and accurately recorded on the books and records in accordance with Generally Accepted Accounting Principles (GAAP) and established UIL financial policies.

     o The retention or proper disposal of company records is in accordance with established UIL financial policies and applicable legal and regulatory requirements.

     o Periodic financial communications and reports, including the Securities and Exchange Commission and other public communications, are delivered in a manner that facilitates the highest degree of clarity of content and meaning so that readers and users will quickly and accurately determine their significance and consequence; and disclosures are full, fair, accurate, and timely.

III. COMPLIANCE WITH APPLICABLE LAWS, RULES AND REGULATIONS

     The CEO, the Presidents, and the Senior Financial Officers establish and maintain mechanisms to:

     o Educate members of the financial organization about any federal, state or local statute, regulation or administrative procedure that affects the operation of the financial organization and UIL generally.

     o Monitor the compliance of the financial organization with any applicable federal, state or local statute, regulation or administrative rule.

     o Identify, report, and correct in a swift and certain manner, any detected deviations from applicable federal, state, or local statute or regulation to the Chief Compliance Officer or to the Audit Committee.